Exhibit 2.6

Description of Securities

Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

Ordinary shares, no par value per share (“Ordinary Share”), of ZK International Group Co., Ltd. (“we,” “our,” “our company,” or “us”) are listed and traded on the Nasdaq Capital Market, and in connection with this listing (but not for trading), its Ordinary Shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of Ordinary Shares.

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”), as well as the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands (the “Companies Act”) insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Amended and Restated Memorandum and Articles of Association, which have been filed with the U.S. Securities and Exchange Commission as Exhibit 1.1 to the Form 6-K furnished on June 28, 2022.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Ordinary Share has no par value. The number of Ordinary Shares that have been issued as of the last day of the fiscal year ended September 30, 2024 is provided on the cover of the annual report on Form 20-F. Our Ordinary Shares may be held in either certificated or uncertificated form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

There are no pre-emptive rights applicable to the issue of the Company’s Ordinary Shares under either British Virgin Islands law or our Amended and Restated Memorandum and Articles of Association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

In respect of matters requiring a shareholder vote, each holder of Ordinary Shares will be entitled to one vote per one Ordinary Share.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Right to Transfer

Subject to the restrictions in the Memorandum and Articles of Association and applicable securities laws, any holder of Ordinary Shares may transfer all or any of his or her Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may not resolve to refuse or delay the transfer of any Ordinary Share unless the shareholder has failed to pay an amount due in respect of it.

Dividends

Our board of directors has discretion regarding whether to declare or pay dividends. Dividends may be paid in money, shares, or other property. All dividends are subject to certain restrictions under the Companies Act and the Company’s Amended and Restated Memorandum and Articles of Association, namely that: (a) all dividends must be authorized by a resolution of directors (being a simple majority of directors at a duly convened meeting or by written resolution in each case in accordance with the Amended and Restated Memorandum and Articles of Association) resolutions, by which our board of directors may authorize a distributions at any time and in any amount they think fit and set a record date (which may be before or after the date on which the board resolutions are passed) for determining the shareholders to be paid; (ii) our board of directors may only authorize payment of a dividend if they are satisfied (on reasonable grounds) that the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due (the “Solvency Test”) immediately after paying the dividend; (iii) if, after a dividend is authorized (but before it is paid), our board of directors cease to be satisfied (on reasonable grounds) that the Company will be able to satisfy the Solvency Test after the dividend is paid, then such dividend is deemed not to have been authorized; (iv) the directors must notify each shareholder of any dividend authorized by them; (v) no interest accrues on any dividend; (vi) if a shareholder fails to claim any dividend for three (3) years after the date on which it was authorized by the directors, the directors may decide by a resolution of directors that the dividend is forfeited for the benefit of the Company; (vii) the directors may, before making any distributions, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select; and (viii) the directors may determine in their sole discretion to issue bonus shares from time to time.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of Directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiary to pay dividends on our shares.

There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of our significant subsidiaries that would affect the payment or remittance of dividends.

Subject to the Company’s Amended and Restated Memorandum and Articles of Association, each Ordinary Share confers on the holder (i) the right to an equal share in any distribution paid by the Company in accordance with the Companies Act and the articles and (ii) an equal share on the distribution of any surplus assets of the Company on its liquidation.

Voting Rights

Subject to the Company’s Amended and Restated Memorandum and Articles of Association, each Ordinary Share confers on the holder the right to one (1) vote at a meeting of the shareholders or on any resolution of shareholders.

Subject to the Company’s Amended and Restated Memorandum and Articles of Association, a resolution put to a vote at a meeting of shareholders will (in most cases) be passed and become a resolution of shareholders if it is passed by a simple majority of the votes cast in respect of the resolution, at a valid meeting of shareholders, by shareholders present (in person or by proxy) at the meeting who are entitled to vote on the resolution. Any action that may be taken by the shareholders at a meeting of shareholders may also be taken by the shareholders passing a written resolution of shareholders without the need for any prior notice to be given. A written resolution of shareholders is passed if signed or consented to (including by way of fax or email) by shareholders who hold shares carrying a simple majority of the votes that may be cast in respect of the resolution who are entitled to vote on the resolution.

A fraction of a share confers on the holder the rights, obligations and liabilities of a whole share of the same class corresponding to the fraction other than the right to vote. If the holder of a fraction of a share acquires a further fraction of a share of the same class, the fractions will be treated as being consolidated.

Variation of rights

The rights attached to Ordinary Shares, as specified below, may be varied only, whether or not the Company is being wound up, (i) with the consent in writing of or (ii) by a resolution passed at a meeting by the shareholders of more than 50 percent of the issued shares.

(a)	the right to one (1) vote at a meeting of the shareholders of the Company or on any resolution of shareholders;
(b)	the right to an equal share in any dividend paid by the Company; and
(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Meetings of shareholders

Any director of the Company may call a meeting of shareholders if they decide to, and must call a meeting of shareholders if they are requested to do so in writing by shareholders entitled to exercise at least 30% of voting rights within 28 days of receiving the written request in respect of the matter for which the meeting is requested. In the event that the directors fail to convene a meeting of shareholders within 28 days of receiving the written request, then: (a) any one director; (b) the company secretary; or (c) the shareholder who issued the written request, or where there is more than one, any one of those shareholders, may convene a meeting of shareholders.

The Company shall hold a meeting of the shareholders in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, the Companies Act and Nasdaq listing rules.

A quorum is present at a meeting of shareholders if one or more shareholders, who hold Ordinary Shares that carry at least one-third (33.3 per cent) of the voting rights of all shares then in issue, are present in person or by proxy.

Where a quorum is not present within two hours of the time set for the start of the meeting of shareholders, it will be dissolved. In any other case, the meeting will be adjourned to the following day and be held at the same time and place or any other date, time and/or place the directors decide by a resolution of directors.

At any adjourned meeting where a quorum per the previous paragraph is not present within one hour from the time appointed for the meeting, those shareholders who are present and have not less than one third of the votes of the shares or each class or series of shares entitled to vote on the matters to be considered by the meeting shall form a quorum (whatever the number of shares held by them).

A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90 percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the Shares which that shareholder holds.

Any corporation which is a shareholder may, by a resolution of its directors or other governing body, authorize any individual to act as its representative at a meeting of shareholders (or class of shareholders).

Protection of minority shareholders

We would normally expect BVI courts to follow English case law precedents, which would permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) an infringement of individual rights of the minority shareholders, (such as the right to vote), and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Additionally, British Virgin Islands law provides certain shareholder remedies for a minority shareholder whose rights have been breached or who disagrees with the way the Company is being managed. These remedies include an action for unfair prejudice and a derivative action.

Transfer of shares

Subject to the Company’s Amended and Restated Memorandum and Articles of Association, the Ordinary Shares listed on Nasdaq may be transferred without the need for a written instrument of transfer signed by the transferor and containing the name and address of the transferee, if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on Nasdaq (including, but not limited to, the applicable Nasdaq listing rules). Our board of directors may not resolve to refuse or delay the transfer of any ordinary share unless the shareholder has failed to pay an amount due in respect of it. The transfer of an Ordinary Share is only effective once the name of the transferee is entered in the register of shareholders.

Calls of shares

Subject to the Amended and Restated Memorandum and Articles of Association and the rights attaching to any class of shares, our directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified date of payment. Where such a notice has been issued its requirements have not been complied with, the directors may, at any time before the tender of payment, forfeit and cancel the ordinary shares to which the notice relates.

Redemption and Purchase of Ordinary Shares

Subject to the provisions of the Companies Act, our board of directors may authorize the issuance of shares at such times, to such persons, for such consideration and on such terms as they may determine by a resolution of directors, subject to the Companies Act, our Amended and Restated Memorandum and Articles of Association and any applicable requirements imposed from time to time by the SEC, The Nasdaq Capital Market or any recognized stock exchange on which our securities are listed.

The Company may purchase, redeem or otherwise acquire and hold its own shares save that the Company may not purchase, redeem or otherwise acquire its own shares without the consent of shareholders whose shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Companies Act or any other provision in the Amended and Restated Memorandum or Articles to purchase, redeem or otherwise acquire the shares without their consent.

The Company may only offer to acquire shares if at the relevant time the directors determine by resolution of directors that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Subject to the provisions of the Companies Act, the Company may make an offer to purchase, redeem or otherwise acquire its own shares from one or more or all of the shareholders: (a) in accordance with Sections 60, 61 and 62 of the Companies Act; (b) in accordance with a right of a shareholder to have his shares redeemed or to have his shares exchanged for money or other property of the Company; (c) in exchange for newly issued shares of equal value; or (d) pursuant to the provisions of Section 179 of the Companies Act.

Distributions

The holders of our Ordinary Shares are entitled to such dividends or other distributions as may be authorized by our Directors by way of a resolution of directors, subject to the Companies Act and our Amended and Restated Memorandum and Articles of Association.

Subject to the Company’s Amended and Restated Memorandum and Articles of Association, each Ordinary Share confers on the holder (i) the right to an equal share in any distribution paid by the Company in accordance with the Companies Act and the articles and (ii) an equal share on the distribution of any surplus assets of the Company on its liquidation.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variation of rights

The rights attached to Ordinary Shares, as specified below, may be varied only, whether or not the Company is being wound up, (i) with the consent in writing of or (ii) by a resolution passed at a meeting by the shareholders of more than 50 percent of the issued shares of that class.

(a)	the right to one vote at a meeting of the shareholders of the Company or on any resolution of shareholders;
(b)	the right to an equal share in any dividend paid by the Company; and
(c)	the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act and the laws of the BVI affecting BVI companies and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and the laws applicable to companies incorporated in the state of Delaware.

Mergers and Consolidation

The laws of the BVI, two or more BVI companies may merge or consolidate in accordance with section 170 of the Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the consolidating of two or more constituent companies into a new company. In order to merge or consolidate, then (among other things) the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has an interest in the merger or consolidation, the director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in the merger or consolidation.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the Amended and Restated Memorandum and Articles of Association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting held to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within twenty (20) days. These shareholders then have twenty (20) days to give to the company their written election in the form specified by the Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the twenty (20) days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven (7) days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the surviving or consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within twenty (20) days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below:

Unfair prejudice

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to the shareholder in that capacity, can apply to the BVI High Court under Section 184I of the Companies Act for an order requiring the company or any other person to acquire the shareholder’s shares or pay compensation to the shareholder, regulating the future conduct of the company’s affairs, amending the memorandum or articles of the company, appointing a receiver or liquidator of the company, rectifying the records of the company, or that any decision or action of the company which contravenes the Companies Act or the company’s Amended and Restated Memorandum and Articles of Association be set aside.

Derivative actions

Section 184C of the Companies Act provides that a shareholder of a company may, with the leave of the BVI High Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. This statutory remedy is usually granted in exceptional circumstances and is only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of Directors and Executive Officers and Limitation of Liability

British Virgin Islands law does not limit the extent to which a company’s Amended and Restated Memorandum and Articles of Association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Articles of Association permit indemnification of officers and directors for losses, damages, costs, and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Act for a Delaware corporation. In addition, the service agreements of our Directors and senior Executive Officers with the Company provide such person’s additional indemnification beyond that provided in our Amended and Restated Articles of Association.

Under the Companies Act to be entitled to this indemnification, such person must have acted honestly and in good faith with a view to the best interests of our company and, in the case of criminal proceedings, they must have no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in our Amended and Restated Memorandum and Articles of Association

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favourable, including provisions that authorize our board of Directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under British Virgin Islands law, our Directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our Company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the Companies Act or our Amended and Restated Memorandum and Articles of Association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder Action by Written Consent

British Virgin Islands law provides that, subject to the Amended and Restated Memorandum and Articles of Association of a company, an action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice.

Our Amended and Restated Memorandum and Articles of Association provide that a written resolution of shareholders: (i) may consist of several documents (including electronic communications) in substantially the same form; (ii) may be signed or consented to by the relevant shareholder or the shareholder’s attorney or (in the case of a body corporate) a properly authorized officer or attorney; and (iii) must be sent to each shareholder who would be entitled to attend a meeting of shareholders and vote on the resolution.

Our Amended and Restated Memorandum and Articles of Association permit shareholders to act by written consent (passed by the consent in writing of a simple majority of the votes of the Shares entitled to vote thereon) but provide that if a resolution of shareholders is approved otherwise that by unanimous written consent of all shareholders, a copy of the resolution must immediately be sent to each non-consenting shareholder.

Under the Delaware General Corporation Act, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our Amended and Restated Articles of Association provide that any action required or permitted to be taken at general meetings of the Company may only be taken upon the vote of shareholders at general meeting and shareholders may not approve corporate matters by way of a unanimous written resolution without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Act, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors, or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act and Amended and Restated Memorandum and Articles of Association provide that our board of directors must convene a meeting of shareholders upon the written request of shareholders entitled to exercise 30% or more of the voting rights. We are not obliged under the Companies Act or any other law of the BVI to call shareholders’ annual general meetings, but our Amended and Restated Memorandum and Articles of Association provide for an annual general meeting to be called in accordance with the requirements of the relevant listing rules, Amended and Restated Memorandum and Articles of Association and the Companies Act. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative Voting

Under the Delaware General Corporation Act, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our Amended and Restated Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors (or otherwise ceasing to hold office)

A director ceases to hold office if: (i) the director’s term of office expires and the director is not re-elected or reappointed; (ii) the director resigns by written notice to the Company; (iii) the director dies or enters into bankruptcy, liquidation or any similar procedure; (iv) the director becomes of unsound mind or is mentally or physically incapable of acting as a director; (v) the director is prohibited or disqualified by law or under Nasdaq Listing Rules from being a director; (vi) the director becomes bankrupt or insolvent or makes any arrangement or composition with the director’s creditors generally; or (vii) the director is removed from office by a resolution of shareholders or resolution of directors (and, for this purpose, section 114 (Removal of directors) of the Companies Act does not apply to the Company).

A director may be removed from office (i) with or without cause, by a simple majority vote of the shareholders passed at a meeting of shareholders called for the purposes of removing the director (or for purposes including the removal of the director) or (ii) by a written resolution of the shareholders passed by at least 50 percent of the votes of the shareholders of the Company entitled to vote.

A director may be removed from office with cause, by a simple majority decision of the directors passed at a meeting of directors called for the purpose of removing the director (or for purposes including the removal of the director).

Under the Delaware General Corporation Act, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders

The Delaware General Corporation Act contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute.

Dissolution; Winding Up

Under the Delaware General Corporation Act, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under British Virgin Islands law, a company may be wound up by either an order of the courts of the British Virgin Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act and our Amended and Restated Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of shareholders or (subject to section 199(2) of the Companies Act) a resolution of directors.

Variation of Rights of Shares

Under the Delaware General Corporation Act, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under British Virgin Islands law and our Amended and Restated Articles of Association, if our authorized shares are divided into more than one class of shares, we may vary the rights attached to any class only with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50 percent of the issued Shares in that class.

Amendment of Governing Documents

Under the Delaware General Corporation Act, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our Amended and Restated Memorandum and Articles of Association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the BVI Registry of Corporate Affairs.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of Directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to the Companies Act, we may, by board resolution, issue an unlimited number of shares as determined from time to time by the board of directors 1.

Debt Securities (Item 12.A of Form 20-F)

On August 26, 2021, the Company entered into certain securities purchase agreements with certain unaffiliated investors identified therein (each an “Holder” and collectively “Holders”) for the sale of convertible debentures (the “Convertible Debentures”) in the aggregate principal amount of $12,679,000, convertible into the Company's ordinary shares. The Convertible Debentures, with a 5% annual interest rate, are exercisable for a period of one year at an exercise price of 80% of the volume weighted average closing price during the seven (7) consecutive trading days immediately preceding the conversion date, but not lower than the floor price of $2.5 per share. The transaction was closed on September 27, 2021 and full proceeds were received. As of September 30, 2022, a majority of Holders have demanded to convert their convertible debentures and a total of 3,047,486 shares were issued to the demanded Holders.

On December 7, 2022, the Company entered into amendment agreements with the Holders of the outstanding Convertible Debentures to amend the maturity date to August 26, 2023.

On December 21, 2023, the Company entered into amendment agreements with the Holders of the outstanding Convertible Debentures to amend the maturity date to June 30, 2024.

For the year ended September 30, 2023, there were no Holders converted their convertible debentures.

On January 4, 2025, the Company entered into amendment agreements with the Holders of the outstanding Convertible Debentures to amend the maturity date to August 26, 2025.

For the year ended September 30, 2024, there were no Holders converted their convertible debentures.

As of September 30, 2024, the outstanding principle is $3,947,080.

Warrants and Rights (Item 12.B of Form 20-F)

Options

On April 5, 2021, the Company entered into a consulting agreement with a third-party consultant for their marketing and promoting services provided to xSigma Corporation. Pursuant to the consulting agreement, the Company issued 250,000 stock options, of which 50,000 options are exercisable upon execution of the consulting agreement and the 200,000 stock options shall vest in four equal installments on a quarterly basis (50,000 shares every three months). The option were exercisable at an exercise price of $10.00 per share for three years from the date of issuance. No option was exercised by the prior to its expiration.

Warrants

On February 15, 2021, the Company entered into a consulting agreement with Dentoro Alliance LP, a company incorporated in the Republic of Ireland (the “Consultant”). Pursuant to the consulting agreement, the Consultant agreed to provide marketing and software platform development services for the business development of xSigma Corporation, a subsidiary of the Company (“xSigma Corporation”), including website development, protocol development and implementation, social media and community management, content creation and public relations management. In exchange for the Consultant’s services, the Company agreed to pay the Consultant initial compensation and performance earn-out. The initial compensation includes 250,000 ordinary shares of the Company which were issued upon execution of the Agreement, and warrants to purchase a total of 2,500,000 ordinary shares, which include (i) warrants to purchase 400,000 ordinary shares, exercisable at $1.00 per share only when Company’s closing bid price is at least $2.00 for ten consecutive trading days, (ii) warrants to purchase 1,000,000 ordinary shares, exercisable at $1.50 per share only when Company’s closing bid price is above $2.50 for seven consecutive trading days, (iii) warrants to purchase 500,000 ordinary shares, exercisable at $2.00 per share only when Company’s closing bid price is at least $3.50 for seven consecutive trading days, (iv) Warrants to purchase 600,000 ordinary shares, exercisable at $2.50 per share, only when Company’s closing bid price is at least $4.25 for seven consecutive trading days. All the warrants expired nine months after issuance and may be permitted for cash or cashless exercise at Company’s option pursuant to a definitive warrant agreement. The performance earn-out includes 1,000,000 ordinary shares of the Company if xSigma Corporation generates $2,500,000 or more in audited operating net income in any fiscal year of xSigma Corporation (the “Milestone Event”). This performance earn-out precludes the Consultant from earning any additional share based on the Milestone Event. No warrant was exercised prior to its expiration.

On February 24, 2021, pursuant to a securities purchase agreement with several accredited investors, the Company, closed a registered direct offering of (i) 1,295,770 ordinary shares of the Company; (ii) first registered investor warrants, with a term of five (5) years exercisable immediately upon issuance, to purchase an aggregate of up to 1,295,770 ordinary shares at an exercise price of $4.00 per share, subject to customary adjustments thereunder (the “First Registered Warrants”); and (iii) second registered investor warrants, with a term of five (5) years exercisable immediately upon issuance, to purchase an aggregate of up to 1,295,770 ordinary shares at an exercise price of $4.50 per share, subject to customary adjustments thereunder (the “Second Registered Warrants” and collectively with the First Registered Warrants, the “Registered Warrants”). Holders of the Registered Warrants may exercise them by paying the applicable cash exercise price or, if there is not an effective registration statement for the sale of the ordinary shares issuable pursuant to the Registered Warrants at the time of exercise, by exercising on a cashless basis pursuant to the formula provided in the Registered Warrants.

As of the date of this annual report, 316,898 Registered Warrants have been exercised and 2,274,642 Registered Warrants remain outstanding.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.